Exhibit 99.1

POTBELLY CORPORATION ANNOUNCES DEPARTURE

OF CHIEF EXECUTIVE OFFICER LATER THIS YEAR

Chicago, IL May 30, 2017 – Potbelly Corporation (NASDAQ: PBPB) today announced that Aylwin Lewis, Chairman and Chief Executive Officer, will be leaving Potbelly later this year. After leading Potbelly for nine years Mr. Lewis will depart as CEO and a member of its Board of Directors on August 8, 2017.

Peter Bassi, the Lead Director of Potbelly Corporation, commented, “We are grateful for Aylwin’s leadership during his nine-year tenure at Potbelly. We appreciate his vast contributions. He is a world class restaurant leader and Potbelly benefited from his leadership. We have started the search process for a new CEO.”

Mr. Lewis added, “I have truly enjoyed my time and experience at Potbelly. I have had the opportunity to work with great people in an amazing business over the last nine years. Potbelly has a special place in the hearts of our customers and it will always have a special place in my heart as well. I look forward to seeing Potbelly continue to grow as one of the nation’s premier fast casual restaurant destinations.”

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 400 shops in the United States and our franchisees operate over 40 shops domestically, in the Middle East, the United Kingdom and Canada. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950